UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2023

UNIVERSAL TECHNICAL INSTITUTE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-31923	86-0226984
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4225 East Windrose Drive, Suite 200 Phoenix, AZ (Address of principal executive offices)	85032 (Zip Code)

(623) 445-9500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	UTI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
☐ Emerging growth company
☐    If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

Since June 2016, Christopher Shackelton, a Managing Partner at Coliseum Capital Management, LLC (“Coliseum”), has served as a designee (the “Series A Designee”) to the board of directors (the “Board”) of Universal Technical Institute, Inc., a Delaware corporation (the “Company”), at the election of the holders of Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”). In connection with the Repurchase and Conversion as further disclosed in Item 8.01 of this Current Report on Form 8-K, the designation right of the holders of Series A Preferred Stock terminated. In light of Mr. Shackelton’s many contributions to the Board during his tenure as the Series A Designee, and in connection with the Repurchase (as discussed below), the Board appointed Mr. Shackelton as a Class III director of the Board, with an appointment to serve until the Company’s 2025 annual meeting of stockholders.

As a condition to the Repurchase Agreement (as defined below), Mr. Shackelton was appointed to serve as a director of the Board. As Managing Partner and a co-founder of Coliseum, Mr. Shackelton has an indirect interest in the transactions disclosed in Item 8.01 of this Current Report on Form 8-K.

Mr. Shackelton’s biography and compensation for his service on the Board are described in detail in the Company’s definitive proxy statement dated January 17, 2023 under the headings “Continuing Directors” and “Compensation of Non-Management Directors”, respectively.

Item 8.01 Other Events.

Repurchase of Series A Preferred Stock

On December 18, 2023, Universal Technical Institute, Inc., a Delaware corporation (the “Company”), entered into a preferred stock repurchase agreement (the “Repurchase Agreement”) with Coliseum Capital Partners, L.P. and Blackwell Partners LLC – Series A (the “Selling Stockholders”), pursuant to which the Company repurchased, directly from the Selling Stockholders, 33,300 shares of Series A Preferred Stock (the “Series A Shares”) for an aggregate purchase price of $10,780,000 (the “Repurchase”). The purchase price was calculated based upon the volume-weighted average trading price (the “Initial VWAP”) of the Common Stock on the New York Stock Exchange (the “NYSE”) on December 18, 2023 multiplied by 1.0 million (which is the number of shares of Common Stock issuable upon conversion of the Series A Shares acquired). Under the terms of the Repurchase Agreement, if the VWAP of the Common Stock on the NYSE from and including December 19, 2023 to and including December 22, 2023 is greater than the Initial VWAP (up to a maximum of $13.00 per share), then the aggregate purchase price will be adjusted to reflect such difference. The Repurchase Agreement contains customary representations, warranties, and covenants of the parties.

The Board established a pricing committee, comprised solely of independent directors not affiliated with the Selling Stockholders, and such pricing committee approved the Repurchase Agreement. The Company will fund the Repurchase with cash on hand.

Conversion of Series A Preferred Stock

On December 18, 2023, immediately following the Repurchase and in accordance with its rights under the Certificate of Designations for the Series A Preferred Stock (the “Certificate of Designations”), the Company notified all holders of Series A Preferred Stock that the Company had achieved the Conversion Trigger (as defined in the Certificate of Designations) and had elected to convert, automatically as of the notice date without any further action by the Series A Holders, all of the outstanding shares of Series A Preferred Stock, at the Conversion Rate as set forth in the Certificate of Designations (the “Conversion”).

Press Release

On December 19, 2023, the Company issued a press release announcing the Repurchase and the Conversion. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 - Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibits
99.1	Press Release dated December 19, 2023
104	Cover page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Universal Technical Institute, Inc.

Dated:	December 19, 2023	By:	/s/ Christopher Kevane
		Name:	Christopher Kevane
		Title:	Senior Vice President and Chief Legal Officer

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